EXHIBIT 10.1
CASH AMERICA INTERNATIONAL, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of the 24th day of January, 2007, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and                      (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company has adopted the Cash America International, Inc. 2004 Long-Term Incentive Plan (the “Plan”) which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and
     WHEREAS, the Committee has granted to Employee a Restricted Stock Unit Award under the terms of the Plan (known under the Plan as a “Stock Unit Award”) to encourage Employee’s continued loyalty and diligence (the “Award”); and
     WHEREAS, the Award may qualify as deferred compensation under, and for purposes of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, pending the issuance of final regulations, deferred compensation arrangements are required to comply with a good faith interpretation of Code Section 409A, and any such interpretation will be influenced by the temporary and proposed guidance issued by the Internal Revenue Service; and
     WHEREAS, to comply with the terms of the Plan and Code Section 409A, and to further the interests of the Company and Employee, the parties hereto desire to set forth the terms of the Award in the Agreement.
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Stock Award.
          (a) General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Employee an award of                      Restricted Stock Units (“RSUs”). The RSUs represent the unfunded and unsecured promise of the Company to issue to Employee an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.
          (b) Grant Date. The RSUs were awarded to Employee on January 24, 2007 (the “Grant Date”).
     2. Vesting.
          One-fourth (1/4th) of the RSUs shall vest on each of the following dates: January 31, 2008; January 31, 2009; January 31, 2010 and January 31, 2011. Any RSUs that have not vested shall remain subject to forfeiture under Section 3.

     3. Forfeiture Upon Termination of Employment.
          Upon Employee’s termination of employment by the Company and all of its subsidiaries and affiliates for any reason (including death), any RSUs that are not then vested under Section 2 shall be immediately forfeited, and Employee shall have no rights in such RSUs.
     4. Delivery of Common Stock.
          (a) General. Except as provided in subsection (b) below, (1) as each quarter of the Award vests, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested RSUs into whole vested shares of Common Stock in the name of Employee within a reasonable time after the vesting date of such quarter of the Award, but (2) in no event will the Common Stock relating to any quarter of the Award be transferred to Employee more than 2 1/2 months after the end of the year in which the vesting date for such quarter of the Award occurs. The Company shall not be required to deliver any fractional shares of Common Stock under the Award, and any fractional share shall be rounded up to the next whole share.
          (b) Deferred Delivery. Employee may elect to defer the timing of the payment of the shares of Common Stock evidencing vested RSUs until (1) the date Employee has a separation from service (within the meaning of Code §409A) (“Separation from Service”) or (2) the earlier of Employee’s Separation from Service and January 31, 2011. For RSUs vesting on January 31, 2008, such election must be made no later than July 31, 2007. For RSUs vesting on January 31, 2009 and later, such election must be made no later than December 31, 2007. If Employee is a specified employee (within the meaning of Code §409A, and including “key employees,” as defined by Code §416(i)) at the time Employee has a Separation from Service, the shares of Common Stock transferable as a result of Employee’s Separation from Service shall not be issued before the date that is six months after Employee’s Separation from Service or such earlier time as may be permitted under Code Section 409A. Notwithstanding the foregoing, in the event of Employee’s death, the shares of Common Stock relating to any and all vested RSUs will be issued as soon as practicable after Employee’s death in the name of Employee’s designated beneficiary.
     5. Change in Control.
          (a) Vesting and Payment. In the event of a Change in Control (as defined below), the Award shall automatically accelerate and become 100% vested, and the shares of Common Stock evidencing vested RSUs shall be delivered to Employee as soon as administratively practicable following the Change in Control. A “Change in Control” shall occur when:
     (1) any person or more than one person acting as a group (as such terms are used under Code Section 409A; “Person”) directly or indirectly acquire securities of the Company representing either (i) more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) 35% or more of the combined voting power of the Company’s then outstanding securities during a 12-month period;
     (2) a Person acquires more than 50% of the total fair market value of all classes of stock of the Company then outstanding;
     (3) a majority of the members of the Board of Directors of the Company (“Members”) are replaced by appointment or election during any 12-month period without the endorsement of a majority of the Members prior to such appointments or elections; or
     (4) a Person or Persons not affiliated with the Company acquires, in one transaction or in a series of related transactions during a 12-month period either (i) assets from the Company with an aggregate gross fair market value exceeding 50% of the total gross fair market value of all of the assets of the Company, or (ii) assets with an aggregate gross fair market value exceeding 50% of the total gross fair market value of the assets of the Company and all of its subsidiaries, considered as a whole; provided that, the transfer or distribution of assets to shareholders of the Company in exchange for or with respect to Common Stock shall not be a Change in Control.
          (b) Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Employee with an equivalent amount payable in the form of cash.
     6. Agreement of Employee.
          Employee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award. Specifically, Employee acknowledges that, to the extent Employee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Employee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws. Notwithstanding anything herein to the contrary and only to the extent permitted under Code Section 409A, a payment may be delayed to the extent the Company reasonably anticipates that making the payment will violate federal securities laws or other applicable laws.
     7. Withholding.
          Upon the issuance of shares to Employee pursuant to this Agreement, Employee shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash, by withholding from Employee’s normal pay or short term incentive pay (if any), or by delivery of shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan and the terms of Code Section 409A.
     8. Adjustment of Awards.
          (a) If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock, then the number of outstanding RSUs shall be adjusted so that the proportion of the Company’s issued and outstanding shares of Common stock issuable under this award shall remain the same.
          (b) Except as provided in subsection (a), above, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities.
          (c) Upon the occurrence of events affecting Common Stock other than those specified in subsections (a) and (b), above, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan.

     9. Plan Provisions.
          In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.
     10. Miscellaneous.
          (a) Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Employee any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any of its affiliates or subsidiaries, or (3) interfere in any way with the right of the Company or its affiliates or subsidiaries to terminate Employee’s employment or services at any time.
          (b) Claims Procedure. Any dispute or claim for benefits by any person under this Agreement shall be determined by the Committee in accordance with the claims procedures under the Cash America International, Inc. Nonqualified Savings Plan.
          (c) Shareholder Rights. Neither Employee nor Employee’s designated beneficiary shall have any of the rights of a shareholder with respect to any shares of Common Stock until such shares have been delivered and issued to Employee or Employee’s designated beneficiary pursuant to Section 4.
          (d) Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.
          (e) Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.
          (f) Construction. The Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.
          (g) Amendments to Comply With Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in Employee’s income pursuant to Section 409A(a)(1) of the Code, then the Company may amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to the Employee, and shall be binding on Employee.
          (h) Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ Daniel R. Feehan

Daniel R. Feehan
Chief Executive Officer and President

EMPLOYEE

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